CODE OF ETHICS – Bastiat Capital, LLC

 as published in the Fund’s Compliance & Proceudres Manual

I.

INTRODUCTION

As a professional organization serving the public in the area of investment management, Bastiat Capital, LLC is guided in all actions by the highest ethical and professional standards.  Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1, the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients.

The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its employees to:

A.

use for their own benefit (or the benefit of anyone other than the client) information about the Company’s trading or recommendations for client or the Funds’ accounts; or

B.

take advantage of investment opportunities that would otherwise be available for the Company’s clients including the Funds.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its employees or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all employees to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.  Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask Albert Meyer, Chief Compliance Officer.  Please do not guess at the answer.

II.

Definitions

“Supervised Person”.  This term includes directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions.  The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”).  For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.  The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”.  All Access Persons are also Supervised Persons.  An Access Person is (i) one who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic, (ii) each member of the Family/Household (as defined below) of such person that is directly employed by the Company, and (iii) each person to whom such person contributes support.  All of the Company’s directors, officers, and partners are presumed to be access persons.

“Associated Person”.  For purposes of this Code, all supervised and access persons may be collectively referred to as “associated persons”.

“Advisory Client”.  Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities”.  Such securities include stocks, bonds, notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Covered Account”.  Accounts owned or controlled by an associated person, those accounts owned or controlled by members of the associated person’s immediate family, including any relative by blood or marriage living in the same household, accounts in the name of any entity created by such persons or for such persons’ benefit and any account in which the associated person has any beneficial interest, such as a trust.

“Non-Reportable Securities”.  Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares and shares of open-end mutual funds that are not advised or sub-advised by the Company.

Members of your Family/Household include:

1.

Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

2.

Your children under the age of 18.

3.

Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

4.

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment - There are a number of reasons why this Code covers transactions in which members of your family/household have beneficial ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Company’strading or recommendations for client accounts, and must not be allowed to benefit from that information.

III.

Guidelines for Professional Standards

•

All Associated Persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall  act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.  These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

•

All Associated Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately.  Such reports will be held in confidence.

•

Associated persons must place the interests of Advisory Clients first.  All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients.  In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

•

All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

•

Associated persons must conduct all personal securities transactions in full compliance with this Code.  Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO.  Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

•

Personal transactions in securities by Associated Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients.  Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

•

The Company has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.

•

When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

•

The recommendations and actions of the Company are confidential and private matters.  Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.

•

No employees may accept or receive on their own behalf or on behalf of the Company any gift or other accommodation which has a value in excess of $100.00 from any vendor, broker, securities salesman, client or prospective client (a "business contact") - per business contact per year.

•

No employees may give on their own behalf or on behalf of the Companyany gift or other accommodation to a business contact which has a value in excess of $100.00.

These policies on gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

IV.

Personal Trading Policies

A.  General Information

The following policies and procedures apply to all covered accounts.  Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

Exemptions from Reporting

(1) Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

•

Direct Obligations of the US Treasury

•

Bankers’ acceptance, Certificates of deposit, commercial paper, and the like

•

Money market fund shares

•

Shares of open end mutual funds, as long as the Company nor any affiliate serves as the adviser or sub-adviser to the fund

(2)  Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

B.  Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (found at the end of this section).  PST Report forms shall be circulated by the CCO each quarter.  Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements with transactions clearly marked) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects.

If no broker is involved in a trade (unbrokered trades) by an associated person, he or she shall provide a transaction report within 10 days of the trade.

C.  Initial and Annual reporting requirements

Within 10 days of beginning employment and annually thereafter, each associated person must provide a list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (found at the end of this section).  Each associated person shall provide brokerage statements for the Covered Accounts to the Company, c/o the CCO.  Each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change.

Personal securities transactions of Albert Meyer shall be reviewed by Dusty Culbertson.

D.  Prohibited and Restricted Transactions

1)

Neither you nor any member of your Family/Householdmay acquire any Beneficial Ownershipin any security (not just Covered Securities) in an initial public offering without prior approval of the CCO.

2)

Associated persons wishing to use short sales as an investment strategy must first seek approval by theCCO.

3)

Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO.  In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

4)

Participation in Investment Clubs must be approved in writing by theCCO in advance of any such participation.

Case-by-Case Exemptions:

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis.  Any request for such consideration must be submitted by the covered person in writing to the CCO.  Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

V.

Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company.  The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A.  Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)

trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)

communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B.  Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.  Definitions

Material Information.  “Material information” generally includes:

•

any information that a reasonable investor would likely consider important in making his or her investment decision; or

•

any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information.  Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders.  The concept of “insider” is broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.  Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.  Penalties may include:

•

civil injunctions

•

jail sentences

•

revocation of applicable securities-related registrations and licenses

•

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•

fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.

VI.

Pre-Clearance/Black Out Period

All access persons who wish to engage in a personal securities transaction excluding mutual funds shall first obtain written permission from the CCO evidenced by execution of a Personal Securities Trading Request Form.   In the event the CCO wishes to engage in a personal securities transaction, he shall obtain permission from Dusty Culbertson.  In addition, BC imposes a two week blackout period for any individuals employed by the BC who purchase/sell the same securities that are purchased/sold for the Mutual Fund

VII.

Sanctions

All disciplinary responses to violations of the Code shall be administered by the CCO.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

VIII.

Certification

Upon the Company’s adoption of this Code and annually thereafter, all associated persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by the guidelines and polices set forth herein (found at the end of this section).  Additionally, any change or modification to the Code will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s).

QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

To:

Chief Compliance Officer, Albert Meyer

From:  ______________________________________________

(Access Person/Associate)

Re:  Report of Personal Securities Transactions pursuant to Rule 204-2(a)(12) of the Investment Advisers Act:

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

During the quarter ending ______________, I have purchased/sold the following securities:

Date

Security

Bought/Sold

# Shares

Price

Broker

[Use additional sheet if necessary]

⁪

During the above period, I have not purchased or sold any securities in my personal brokerage account or in any account in which I have a direct or indirect beneficial interest. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.

⁪

During the above period, I have not opened any personal securities brokerage account that I have not disclosed to Bastiat Capital, LLC.

⁪

I have provided a copy of my brokerage statement reflecting any personal securities transactions for the above referenced quarter.

⁪

I do not currently have a personal securities brokerage account. However, I agree to promptly notify Bastiat Capital, LLC if I open such an account so long as I am employed by Bastiat Capital, LLC.

Signed:

_____________________________.

Date: ______________________

Report reviewed by: ___________________.   Date: ______________________

PERSONAL SECURITIES TRADING REQUEST FORM

Name:

_____________________________________

Details of Proposed Transaction

Circle One	Purchase / Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Units
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request:

_______________________

You may / may not execute the proposed transaction described above.

Authorized Signature

Date of Response:

_______________________

AGREEMENT TO ABIDE BY BASTIAT CAPITAL, LLC’S CODE OF ETHICS

This agreement is entered into by and between Bastiat Capital, LLC (the “Company”) and the employee whose name and signature is represented below (the “Employee”).

By signing this agreement, the Employee acknowledges that:

a.

He or she has received a copy of the Company’s Code of Ethics (Code);

b.

He or she has read and understands the information contained in the Code; and,

c.

He or she will abide by the Code and any subsequent amendments thereto.

____________________________                       ____________________

Employee – Please Print

       Date

____________________________

Signature

INITIAL HOLDINGS FORMS

To:

Chief Compliance Officer, Albert Meyer

From:  ______________________________________________

(Access Person/Associate)

Re:  Report of Personal Securities Holdings:

As of ______________, 200___, I hold the following securities:

Date

Security

Bought/Sold

# Shares

Price

Broker

[Use additional sheet if necessary]

⁪

I have provided Bastiat Capital, LLC with a copy of all brokerage statements as of ___________, 200__.

As of  _______________, 200___, I do not have any direct or indirect beneficial ownership in any securities. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.  However, I agree to promptly notify Bastiat Capital, LLC if I open such an account so long as I am employed by Bastiat Capital, LLC.

Signed: _____________________________.   Date: ______________________

Report reviewed by: ___________________.   Date: ______________________

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S

PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with Bastiat Capital, LLC’s policies and procedures on Personal Securities Transactions and the Company’s Code of Ethics:

1.

I have fully disclosed all securities holdings in which I have, or a member of my immediate family/ household has a beneficial interest.

2.

I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family/household has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

3.

I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

4.

I have complied with the Code of Ethics in all other respects.

_____________________________________________

Signature

_____________________________________________

Print Name

Dated: _________________________________, 200_

ANNUAL HOLDINGS FORM

To:

Compliance Officer, Albert Meyer

From:  ______________________________________________

(Access Person/Associate)

Re:  Report of Personal Securities Holdings:

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

As of ______________, 200___, I hold the following securities:

Date

Security

Bought/Sold

# Shares

Price

Broker

[Use additional sheet if necessary]

⁪

I have provided Bastiat Capital, LLC with a copy of all brokerage statements as of ___________, 200__.

As of  _______________, 200___, I do not have any direct or indirect beneficial ownership in any securities. Beneficial interest is understood to mean securities transactions in the accounts of my spouse, minor children, or other family members residing in my household.  However, I agree to promptly notify Bastiat Capital, LLC if I open such an account so long as I am employed by Bastiat Capital, LLC.

Signed: _____________________________.   Date: ______________________

Report reviewed by: ___________________.   Date: ______________________